Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of September 18, 2013, between PLC Systems Inc., a Yukon Territory corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and permitted assigns, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement (the “Offering”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1                          Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“2011 Securities Purchase Agreement” shall mean the Securities Purchase Agreement dated as of February 22, 2011 among the Company and the purchasers named therein on the terms thereof as of the Initial Closing Date.

“2011 Security Documents” shall mean (i) the Security Agreement dated as of February 22, 2011 among the Company and its Subsidiaries and the agent for the secured parties and the secured parties named therein, (ii) the Subsidiary Guarantee dated as of February 22, 2011 from the Company’s Subsidiaries in favor of the purchasers named therein, (iii) the German parallel debt agreement dated as of February 11, 2011 among the Company, PLC Sistemas Medicos Internacionais (Deutschland) GmbH and the agent named therein, (iv) the German share pledge agreement dated as of February 21, 2011 among the Company and the agent for the secured parties and the secured parties named therein, (v) the German accounts pledge agreement dated as of February 11, 2011 among PLC Sistemas Medicos Internacionais (Deutschland) GmbH and the secured party, pledgee and agent named therein, (vi) a German security assignment agreement regarding receivables dated as of February 11, 2011 among PLC Sistemas Medicos Internacionais (Deutschland) GmbH and the assignee and agent named therein, and (vii) a German security transfer agreement regarding patent applications dated as of February 11, 2011 among PLC Sistemas Medicos Internacionais (Deutschland) GmbH and the transferee and agent named therein, all on the terms thereof as of the Closing Date.

“2011 SPA Securities” shall mean the debentures and warrants issued and sold by the Company pursuant to the 2011 Securities Purchase Agreement, and all securities issued or to be issued upon conversion of such debentures or exercise of such warrants on the terms thereof as of the Initial Closing Date.

“2013 Securities Purchase Agreement” shall mean the Securities Purchase Agreement dated as of February 22, 2013 among the Company and the purchasers named therein on the terms therein as of the Initial Closing Date.

“2013 SPA Securities” shall mean the Common Stock and warrants issued and sold by the Company pursuant to the 2013 Securities Purchase Agreement, and all securities issued or to be issued with respect to such Common Stock and upon exercise of such warrants on the terms thereof as of the Initial Closing Date.

“Accredited Investor” shall have the meaning ascribed to it in Section 3.2(c).

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.18.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Additional Shares” shall have the meaning ascribed to such term in Section 4.14.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Beneficial Ownership Limitation” shall have the meaning ascribed to such term in Section 4.24.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning ascribed to such term in Section 4.1(g).

“Closing” means the Initial Closing and Subsequent Closing, if any, of the purchase and sale of the Securities pursuant to Section 2.1 or 2.4.

“Closing Date” means the Initial Closing Date and the Subsequent Closing Date, if any, and is the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount at such Closing  and (ii) the Company’s obligations to deliver the Securities to be issued and sold at such Closing, in each case, have been satisfied or waived, but in no event later than the third Trading Day following the date hereof in the case of the Initial Closing and not later than the tenth Trading Day after the Subsequent Closing Option Date in the case of the Subsequent Closing Date.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, no par value, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsels” means Gennari Aronson, LLP, with offices located at 300 First Avenue, Needham, MA 02494 and Macdonald & Company, with offices at Suite 200, Financial Plaza, 204 Lambert Street, Whitehorse, YT Y1A 3T2.

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.

“Escrow Agent” means G&M.

“Escrow Agreement” means the escrow agreement entered into at or about the date hereof, by and among the Company, the Escrow Agent and the Purchasers pursuant to which the Purchasers shall deposit Subscription Amounts with the Escrow Agent to be applied to the transactions contemplated hereunder.  The form of Escrow Agreement is annexed hereto as Exhibit C.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of any of the following: (a) shares of Common Stock or Common Stock Equivalents, and the issuance of securities upon exercise or conversion of such Common Stock Equivalents, to employees, officers, or directors of the Company or any of its Subsidiaries pursuant to the Stock Option Plan or any successor incentive equity plan that is on substantially the same terms (other than expiration date and number of shares subject thereto) as the Stock Option Plan, provided that the aggregate number of shares of Common Stock and Common Stock Equivalents (calculated on an as converted, as exercised basis) issued pursuant to this clause (a) in any consecutive 12 month period commencing on the Initial Closing Date (in order to avoid duplication, excluding shares of Common Stock issued upon exercise or conversion of such Common Stock Equivalents) in addition to the number of shares of Common Stock reserved as of the date of this Agreement for issuance under the Stock Option Plan shall not exceed 10% of the number of shares of Common Stock outstanding on the first day of such 12 month period (which for purposes of this Agreement shall be determined no earlier than immediately after the Initial Closing (subject to adjustment for forward and reverse stock splits and the like that occur after the date hereof), (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder, (c) securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement and listed on Schedule 3.1(g), provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (d) 2011 SPA Securities, (e) securities issued (other than for cash) in connection with a synergistic merger, acquisition, or consolidation of all or substantially all of the assets, securities or business division of another entity, (f) 2013 SPA Securities, (g) shares of Common Stock or Common Stock Equivalents issued after the Initial Closing to doctors, distributors, salespersons, manufacturers, and technology consultants of the Company or any of its Subsidiaries, provided that the aggregate number of shares of Common Stock and Common Stock Equivalents (calculated on an as converted, as exercised basis) issued pursuant to this clause (g) (in order to avoid duplication, excluding shares of Common Stock issued upon exercise or conversion of such Common Stock Equivalents) shall not exceed 5% of the number of shares of Common Stock outstanding immediately following the Initial Closing (subject to adjustment for forward and reverse stock splits and the like that occur after the date hereof), (h) securities issued or issuable pursuant to this Agreement or the Warrants, including, without limitation, Section 4.14, or upon exercise or conversion of any such securities, (i) the rights under the Right to Shares Letter Agreement between the Company and GCP IV LLC as originally executed on February 22, 2013 and securities issued or issuable upon exercise of such rights, (j) the rights under the Right to Shares Letter Agreement between the Company and GCP IV LLC, as originally executed on September 18, 2013 and securities issued or issuable upon exercise of such rights, (k) the Palladium Warrants (as defined on Schedule 3.1(g)) and securities issued or issuable upon exercise of the Palladium Warrants, and (l) the shares issuable to Mark Tauscher under certain events as described in the Amendment to Offer Letter dated August 16, 2013 as filed on Form 8-K with the Commission on August 22, 2013, the calculation of the number of such shares to be determined pursuant to the terms of such Amendment to Offer Letter.

“Exercise Notice” shall have the meaning ascribed to such term in Section 2.4.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” shall have the meaning ascribed to such term in Section 3.1(mm).

“FDA Product” shall have the meaning ascribed to such term in Section 3.1(mm).

“Final Closing Date” shall mean the Subsequent Closing Date if a Subsequent Closing occurs or, if there is no Subsequent Closing, the Initial Closing Date.

“FDCA” shall have the meaning ascribed to such term in Section 3.1(mm).

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“G&M” means Grushko & Mittman, P.C., with offices located at 515 Rockaway Avenue, Valley Stream, New York 11581, Fax: (212) 697-3575.

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(aa).

“Initial Closing” shall have the meaning ascribed to such term in Section 2.1.

“Initial Closing Date” shall mean September 18, 2013.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liens” means a lien, charge pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Listing Default” shall have the meaning ascribed to such term in Section 4.9.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).

“Maximum Rate” shall have the meaning ascribed to such term in Section 5.21.

“Money Laundering Laws” shall have the meaning ascribed to such term in Section 3.1(r).

“OFAC” shall have the meaning ascribed to such term in Section 3.1(kk).

“Offering” shall have the meaning ascribed to such term in the Preamble.

“Participation Maximum” shall have the meaning ascribed to such term in Section 4.12(a).

“Permitted Indebtedness” means (x) the indebtedness evidenced by the 2011 SPA Securities, the 2011 Securities Purchase Agreement or any of the 2011 Security Documents, and (y) capital lease obligations and purchase money indebtedness of up to $200,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the business of the Company or any of its Subsidiaries, such as suppliers’, vendors’, carriers’, warehousemen’s and mechanics’ Liens, statutory workmen’s, repairmen’s and landlords’ Liens, and other similar Liens arising in the ordinary course of the business of the Company or any of its Subsidiaries, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred prior to the Closing Date in connection with Permitted Indebtedness under clause (x) thereunder, (d) Liens incurred in connection with Permitted Indebtedness under clause (y) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased, (e) non-exclusive licenses granted by the Company in respect of its intellectual property, and (f) Liens disclosed on Schedule 3.1(n) to this Agreement.

“Per Share Purchase Price” equals $0.06, subject to appropriate adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Pre-Notice” shall have the meaning ascribed to such term in Section 4.12(b).

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Pro-Rata Portion” shall have the meaning ascribed to such term in Section 4.12(e).

“Protection Period” shall have the meaning ascribed to such term in Section 4.14.

“Public Information Failure” shall have the meaning ascribed to such term in Section 4.2(b).

“Public Information Failure Payments” shall have the meaning ascribed to such term in Section 4.2(b).

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.7.

“Registration Expenses” shall have the meaning ascribed to such term in Section 4.23.

“Removal Date” means the date that all of the issued Shares and Warrant Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information requirements under Rule 144 and without volume or manner-of-sale restrictions.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Required Minimum” shall have the meaning ascribed to such term in Section 4.8.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Reports” shall mean all reports, schedules, forms, statements and other documents filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof, including the exhibits thereto and documents incorporated by reference therein.

“Securities” means the Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the securities laws of the United States or any state thereof and the securities laws of Canada and its provinces and the rules and regulations promulgated thereunder.

“Selling Expenses” shall have the meaning ascribed to such term in Section 4.23.

“Share Dilution Adjustment” shall have the meaning ascribed to such term in Section 4.14.

“Share Dilutive Issuance” shall have the meaning ascribed to such term in Section 4.14.

“Shares” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement, provided that any such share of Common Stock shall not constitute a Share after such share has been irrevocably sold pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 without further restrictions or conditions to transfer pursuant to Rule 144, and provided further that Additional Shares and Additional Warrant Shares shall constitute Shares only as provided in Section 4.14.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Stock Option Plan” means the Stock Option Plan of the Company in effect on the date of this Agreement.

“Subscription Amount” means, as to each Purchaser at each Closing, the aggregate amount to be paid for Shares and Warrants purchased hereunder at such Closing as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsequent Closing” shall have the meaning ascribed to such term in Section 2.4.

“Subsequent Closing Date” shall have the meaning ascribed to such term in Section 2.4 hereof.

“Subsequent Closing Option Date” means the date that is nine months after the Initial Closing Date.

“Subsequent Financing” shall have the meaning ascribed to such term in Section 4.12(a).

“Subsequent Financing Notice” shall have the meaning ascribed to such term in Section 4.12(b).

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and shall, where applicable and with regard to future events, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Termination Date” shall have the meaning ascribed to such term in Section 2.1(a).

“Trading Day” means a day on which the principal Trading Market is open for trading; provided, that in the event that the Common Stock is not listed or quoted for trading on a Trading Market on the date in question, then Trading Day shall mean a Business Day.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTC QB Marketplace or the OTC QX Marketplace (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Warrants, the Escrow Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Computershare Trust Company, N.A., the current transfer agent of the Company, with a mailing address of 250 Royall Street, Canton, MA 02021 and a facsimile number of 303-262-0700, and any successor transfer agent of the Company.

“Variable Rate Transaction” shall have the meaning ascribed to such term in Section 4.20.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported on the OTC Pink Marketplace maintained by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company; provided, however, if the Purchasers have not selected an independent appraiser within 20 calendar days after the date required to do so, such failure will not give rise to a  breach of any obligations of the Company under this Agreement and the Transaction Documents.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Purchasers at any Closing in the form of Exhibit A attached hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants, provided that any share of Common Stock issued upon exercise of the Warrants shall not constitute an issued Warrant Share for purposes of this Agreement after such share has been irrevocably sold pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 without further restrictions or conditions to transfer pursuant to Rule 144.

ARTICLE II.

PURCHASE AND SALE

2.1                          Initial Closing.  On the Initial Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and each of the Purchasers, severally and not jointly, agrees to purchase Shares and Warrants for an aggregate purchase price of up to $2,500,000 but not less than $1,750,000 (such purchase and sale being the “Initial Closing”). To the extent any Person entitled to participate in the Offering, pursuant to the exercise of rights granted to such Person under the 2013 Securities Purchase Agreement, timely provides notice to the Company of its intent to so participate, the Company may issue and sell Shares and Warrants to one or more such parties on one or more dates on or following the Initial Closing Date, but in any event no later than fifteen (15) days following the Initial Closing Date, and each such purchase and sale shall be deemed a part of the “Initial Closing”, provided that, concurrently with any such purchase and sale, each such Person executes a counterpart signature page to this Agreement to become a “Purchaser” under this Agreement.  Prior to the Initial Closing, each Purchaser shall deliver to the Escrow Agent such Purchaser’s Initial Closing Subscription Amount as set forth on the signature page hereto executed by such Purchaser by a wire transfer of immediately available funds, such amount to be held in a non-interest-bearing escrow account, and the Company shall, on the Initial Closing Date, deliver to each Purchaser a certificate representing the number of Shares and Warrants purchased by such Purchaser at the Initial Closing as determined pursuant to Section 2.2(a), subject to the restrictions on delivery of Shares to each of GCP IV LLC, Alpha Capital Anstalt, Barry Honig and GRQ Consultants, Inc. 401K as set forth in the Right to Shares Letter Agreements of even date herewith, a copy of each of which is attached hereto as Exhibit “C”. The Company and each Purchaser shall also deliver the other items set forth in Section 2.2 deliverable at the Initial Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Initial Closing shall occur at the offices of G&M or such other location as the parties shall mutually agree.  Notwithstanding anything herein to the contrary, the Initial Closing Date shall occur on or before September 18, 2013 (such outside date, “Termination Date”).  If the Initial Closing is not held on or before the Termination Date, the Escrow Agent shall cause (i) all subscription documents executed by the Company or a Purchaser to be returned to the Company or such Purchaser, as applicable, and (ii) each Subscription Amount to be returned, without interest or deduction to the Purchaser who delivered such Subscription Amount.

2.2                          Deliveries.

(a)                       On or prior to the Initial Closing Date, the Company shall deliver or cause to be delivered to the Escrow Agent the following:

(i)                       (x) this Agreement duly executed by the Company, and (y) the Escrow Agreement duly executed by the Company;

(ii)                    legal opinions of Company Counsels substantially in the respective forms of Exhibit B-1 and Exhibit B-2 attached hereto;

(iii)                 a certificate evidencing a number of Shares equal to such Purchaser’s Initial Closing Subscription Amount divided by the Per Share Purchase Price, registered in the name of such Purchaser; and

(iv)                Warrants registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to one hundred percent (100%) of such Purchaser’s Shares calculated pursuant to clause (iii) above, with an initial exercise price of $0.08 per share, subject to adjustment therein.

(b)                       On or prior to the Initial Closing Date, each Purchaser shall deliver or cause to be delivered to the Escrow Agent the following:

(i)                       this Agreement and the Escrow Agreement each duly executed by such Purchaser; and

(ii)                    such Purchaser’s Initial Closing Subscription Amount by wire transfer to the account specified in the Escrow Agreement.

2.3                          Closing Conditions.

(a)                       The obligations of the Company hereunder in connection with the Initial Closing are subject to the following conditions being met:

(i)                       the accuracy in all material respects on the Initial Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)                    all obligations, covenants and agreements of each Purchaser under this Agreement required to be performed at or prior to the Initial Closing Date shall have been performed in all material respects;

(iii)                 the delivery by each Purchaser of the items set forth in Section 2.2(b) of this Agreement;

(iv)                 the Escrow Agent shall have received executed signature pages to this Agreement and the Escrow Agreement from Purchasers showing an agreement to purchase Shares and Warrants hereunder with an aggregate purchase price of at least $1,750,000 and the Escrow Agent shall have received at least an aggregate of $1,750,000 in corresponding Subscription Amounts from such Purchasers in cash.

(b)                                         The respective obligations of the Purchasers hereunder in connection with the Initial Closing are subject to the following conditions being met:

(i)                       the accuracy in all material respects (determined without regard to any materiality, Material Adverse Effect or other similar qualifiers therein) when made and on the Initial Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)                    all obligations, covenants and agreements of the Company under this Agreement required to be performed at or prior to the Initial Closing Date shall have been performed;

(iii)                 the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv)                there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(v)                   from the date hereof to the Initial Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market and, at any time from the date hereof prior to the Initial Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing; and

(vi)                the Escrow Agent shall have received executed signature pages to this Agreement from Purchasers showing an agreement to purchase Shares and Warrants hereunder with an aggregate purchase price of at least $1,750,000 and the Escrow Agent shall have received at least an aggregate of $1,750,000 in corresponding Subscription Amounts from such Purchasers in cash.

2.4                                           Subsequent Closing Option.  Each Purchaser shall have the option to purchase and if such option is exercised, the Company shall sell to each Purchaser exercising such option for the same Per Share Purchase Price an equal number of Shares and Warrants equal to up to one-half of the Shares and Warrants purchased by such Purchaser on the Initial Closing Date.  To exercise the option provided for in this subsection 2.4, the Purchasers shall provide written notice of the exercise of the option to the Company (the “Exercise Notice”) on or before the Subsequent Closing Option Date, which Exercise Notice shall specify the Subsequent Closing Subscription Amount of each Purchaser.  In connection with the Subsequent Closing, Escrow Agent, Purchasers purchasing Securities at the Subsequent Closing and Company will enter into an escrow agreement on substantially the same terms as contained in the Escrow Agreement (the “Subsequent Closing Escrow Agreement”).  Each Purchaser shall be entitled to one closing of the purchase and sale of Shares and Warrants upon exercise of the option provided in this subsection 2.4 (the “Subsequent Closing”) and the Subsequent Closing shall occur promptly after the date the Exercise Notice is given, but not later than ten Trading Days thereafter (“Subsequent Closing Date”).

2.5                                           Subsequent Closing Deliveries.

(a)                       On or prior to the Subsequent Closing Date, the Company shall deliver or cause to be delivered to the Escrow Agent the following:

(i)                       bring down legal opinions of Company Counsels to the legal opinions delivered at the Initial Closing;

(ii)                    a certificate evidencing a number of Shares equal to such Purchaser’s Subsequent Closing Subscription Amount divided by the Per Share Purchase Price, registered in the name of such Purchaser; and

(iii)                 Warrants registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to one hundred percent (100%) of such Purchaser’s Shares acquired pursuant to the Exercise Notice, with an initial exercise price equal to the then in effect Exercise Price of the Warrants delivered at the Initial Closing, subject to adjustment therein.

(b)                       On or prior to the Subsequent Closing Date, each Purchaser shall deliver or cause to be delivered to the Escrow Agent, the following:

(i)                       the Subsequent Closing Escrow Agreement duly executed by such Purchaser; and

(ii)                      to Escrow Agent, such Purchaser’s Subscription Amount by wire transfer to the account specified in the Subsequent Closing Escrow Agreement.

2.6                          Subsequent Closing Conditions.

(a)                      The obligations of the Company hereunder in connection with the Subsequent Closing are subject to the following conditions being met:

(i)                       the accuracy in all material respects on the Subsequent Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)                    all obligations, covenants and agreements of each Purchaser under this Agreement required to be performed at or prior to the Subsequent Closing Date shall have been performed in all material respects;

(iii)                 the delivery by each Purchaser of the items set forth in Section 2.5(b) of this Agreement;

(iv)                the Escrow Agent shall have received Subsequent Closing Subscription Amounts from Purchasers in cash, as designated in the Exercise Notice.

(b)                                         The respective obligations of the Purchasers hereunder in connection with the Subsequent Closing are subject to the following conditions being met:

(i)                       the accuracy in all material respects (determined without regard to any materiality, Material Adverse Effect or other similar qualifiers therein) when made and on the Subsequent Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)                    all obligations, covenants and agreements of the Company under this Agreement required to be performed at or prior to the Subsequent Closing Date shall have been performed;

(iii)                 the delivery by the Company of the items set forth in Section 2.5(a) of this Agreement;

(iv)                there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(v)                   from the date hereof to the Subsequent Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal

Trading Market, and, at any time from the date of this Agreement and prior to the Subsequent Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Subsequent  Closing; and

(vi)                    the Company shall have received Exercise Notices and the Escrow Agent shall have received the Subscription Amounts designated on such Exercise Notices from such Purchasers in cash.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1                          Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or warranty made herein only to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to each Purchaser as of the Closing Date:

(a)                       Subsidiaries.  All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a). The Company owns, directly or indirectly, a majority of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, other than Permitted Liens, subject to restrictions under applicable laws, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)                       Organization and Qualification.  The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in:  (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)                        Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except:  (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d)                       No Conflicts.  Except as set forth on Schedule 3.1(d), the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) by the Company, any Subsidiary or, to the Company’s knowledge, any third party  under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including Securities Laws), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)                        Filings, Consents and Approvals.  Except as set forth on Schedule 3.1(e), the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other provincial or foreign or domestic federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 4.4 of this Agreement, (ii) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Securities and the listing of the Shares and Warrant Shares for trading thereon in the time and manner required thereby, if any, all of which, if any, shall have been effectuated prior to each Closing, and (iii) the filing of a Form D with the Commission and such filings as are required to be made under applicable Securities Laws (collectively, the “Required Approvals”).

(f)                         Issuance of the Securities.  The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens other than restrictions on transfer provided for in the Transaction Documents and Liens resulting from the activities of any Purchaser. The Company has reserved from its duly authorized capital stock the maximum stated number of shares of Common Stock issuable pursuant to this Agreement and the Warrants.

(g)                        Capitalization.  The capitalization of the Company as of the date hereof is as set forth on Schedule 3.1(g), which Schedule 3.1(g) shall also include the number of shares of Common Stock owned to the knowledge of the Company beneficially, and of record, by Affiliates of the Company as of the date hereof.  Except as set forth on Schedule 3.1(g), as of the date hereof, the Company has not issued any capital stock or Common Stock Equivalents since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. Other than the Purchasers and the holders of the 2011 SPA Securities and the 2013 SPA Securities, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the purchase and sale of the Securities under this Agreement. Except as a result of the purchase and sale of the Securities and as set forth on Schedule 3.1(g), as of the date hereof there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents.  The only stock option or similar employee equity incentive plan applicable to the Company as of the date hereof is the Stock Option Plan. Except as set forth on Schedule 3.1(g), the Subsidiaries do not have any stock option or similar employee equity incentive plans. Except as set forth on Schedule 3.1(g), the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all Securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Securities.  Except as set forth on Schedule 3.1(g), there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h)                       Form 8-K; Financial Statements. The Form 8-K described in Section 4.4, upon its filing, will comply in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The latest audited financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP and are subject to normal, immaterial, yearend audit adjustments, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)                           Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed not later than five Trading Days prior to the date hereof or not later than five Trading Days prior to the applicable Closing Date as of which this representation and warranty is being made and except as set forth in Schedule 3.1(i): (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, deferred revenue and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) transaction expenses incurred in connection with the Transaction Documents, and (C) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans which issuances prior to the date of this Agreement are described on Schedule 3.1(g). The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement and as set forth on Schedule 3.1(i), no event, liability, fact, circumstance, occurrence or development has occurred or exists, or is reasonably expected to occur or exist, with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable

Securities Laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

(j)                          Litigation.  Except as set forth on Schedule 3.1(j), there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) that would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect, nor to the knowledge of the Company is there any reasonable basis for any such Action that would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any Subsidiary, nor, to the Company’s knowledge, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under Securities Laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or, to the knowledge of the Company, any current or former director or officer of the Company, nor to the knowledge of the Company is there any reasonable basis for any of the foregoing. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)                       Labor Relations.  No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect.  None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good.  To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected by the Company to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, which could reasonably be expected to result in a Material Adverse Effect and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.  The Company and its Subsidiaries are in compliance with all applicable U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)                           Compliance.  Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(m)                  Regulatory Permits.  Except as set forth on Schedule 3.12(m), the Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as actually conducted and as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)                       Title to Assets.  The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and, except as set forth on Schedule 3.1(n), marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Permitted Liens.  Except as set forth on Schedule 3.1(n), any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance, except where the non-compliance would not reasonably be expected to result in a Material Adverse Effect.

(o)                       Intellectual Property.

(i)                           The term “Intellectual Property Rights” includes:

1.              the name of the Company, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks’’);

2.              all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents’’);

3.              all copyrights in both published works and unpublished works (collectively, “Copyrights”);

4.              all rights in mask works (collectively, “Rights in Mask Works’’); and

5.              all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets’’); owned, used, or licensed by the Company as licensee or licensor.

(ii)               Agreements.  Schedule 3.1(o) contains a complete and accurate list of all contracts relating to the Intellectual Property Rights to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which the Company is the licensee. There are no outstanding and, to Company’s knowledge, no threatened disputes or disagreements with respect to any such agreement.

(iii)            Know-How Necessary for the Business.  To the Company’s knowledge: the Intellectual Property Rights are all those necessary for the operation of the Company’s businesses as it is currently conducted or as represented, in writing, to the Purchasers to be conducted. To the Company’s knowledge: the Company is the owner of all right, title, and interest in and to each of the Intellectual Property Rights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use all of the Intellectual Property Rights, subject in each case to Permitted Liens.  To the Company’s knowledge, no employee of the Company has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than of the Company.

(iv)      Know-How Necessary for the Business.  Schedule 3.1(o) contains a complete and accurate list of all Patents. The Company is the owner of all right, title and interest in and to each of the Patents, free and clear of all Liens and other adverse claims other than Permitted Liens.  All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and, except as set forth on Schedule 3.1(o), are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Initial Closing Date.  No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding.  To the Company’s knowledge: (1) there is no potentially interfering patent or patent application of any third party, and (2) no Patent is infringed or has been challenged or threatened in any way. To the Company’s knowledge, none of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v)         Trademarks.  Schedule 3.1(o) contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Liens and other adverse claims other than Permitted Liens.  All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Initial Closing Date.  Except as set forth in Schedule 3.1(o), no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Company’s knowledge, no such action is threatened with respect to any of the Marks.  To the Company’s knowledge: (1) there is no potentially interfering trademark or trademark application of any third party, and (2) no Mark is infringed or has been challenged or threatened in any way. To the Company’s knowledge, none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi)      Copyrights.  Schedule 3.1(o) contains a complete and accurate list of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Liens and other adverse claims other than Permitted Liens.  Except as set forth on Schedule 3.1(o), all the Copyrights have been registered and are currently in compliance with formal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of the Initial Closing.  No Copyright is infringed or, to the Company’s knowledge, has been challenged or threatened in any way. To the Company’s knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by the Copyrights have been marked with the proper copyright notice.

(vii) Trade Secrets. With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.  The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets subject to Permitted Liens. The Trade Secrets are not part of the public knowledge or literature, and, to the Company’s knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

(p)                       Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary believes that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(q)                       Transactions With Affiliates and Employees.  Except as set forth in the SEC Reports and except as set forth on Schedule 3.1(q), none of the officers or directors of the Company or any Subsidiary and, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for: (i) payment of salary, directors fees or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or otherwise reimbursable by the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(r)                          Money Laundering.  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(s)                         Certain Fees.  No brokerage, finder’s fees, commissions or due diligence fees are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents except as set forth on Schedule 3.1(s).  The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.1(s) that may be due in connection with the transactions contemplated by the Transaction Documents.

(t)                          Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(u)                       Investment Company. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2 and assuming the Purchasers are not Affiliates of the Company, the Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(v)                       Registration Rights.  Other than each of the Purchasers and the holders of the 2011 SPA Securities and 2013 SPA Securities, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(w)                     Listing and Maintenance Requirements.  The Common Stock is quoted on the OTC Bulletin Board under the symbol PLCSF.  The Company has not, in the twenty-four (24) months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.

(x)                       Application of Takeover Protections.  The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-

takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(y)                       Disclosure.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information.  The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company.  All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, taken as a whole is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, information disclosed in one section of the Disclosure Schedule shall not be deemed disclosed in any other section of the Disclosure Schedule unless there is an explicit cross reference to such other section. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(z)                        No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor, to the knowledge of the Company, any of its Affiliates, nor any Person acting on its or, to the knowledge of the Company, their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities by the Company to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(aa)                Solvency.  Based on the consolidated financial condition of the Company as of the Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Shares hereunder: (i) the fair saleable value of the  assets of the Company and its Subsidiaries taken as a whole exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including known contingent liabilities) of the Company and its Subsidiaries as they mature, (ii) the assets of the Company and its Subsidiaries do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company and its Subsidiaries, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company and its Subsidiaries, together with the proceeds the Company and its Subsidiaries would receive, were they to liquidate all of their assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of their liabilities when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Schedule 3.1(aa) sets forth as of the date hereof all Liens and outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business, accounts payable for payroll in the ordinary course of business, accounts payable for taxes, assessments and other governmental charges or levies and deferred revenue and accrued expenses incurred in the ordinary course of business consistent with past practice), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP.  Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(bb)                Tax Status.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all required United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no reasonable basis for any such claim.

(cc)                  No General Solicitation.  Neither the Company nor, to the knowledge of the Company, any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(dd)                Foreign Corrupt Practices.  Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law or (iv) violated in any material respect any provision of FCPA.

(ee)                  Accountants.  The Company’s accounting firm is set forth on Schedule 3.1(ee) of the Disclosure Schedules.  To the knowledge and belief of the Company, such accounting firm is registered with the Public Company Accounting Oversight Board, and shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the fiscal year ending December 31, 2013.

(ff)                    No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(gg)                  Acknowledgment Regarding Purchasers’ Purchase of Securities.  The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(hh)                Acknowledgment Regarding Purchaser’s Trading Activity.  Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Section 4.21 hereof), it is understood and acknowledged by the Company that: (i) none of the Purchasers has been asked by the Company to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term, (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, may presently have a “short” position in the Common Stock and (iv) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction.  The Company further understands and acknowledges that (y) one or more Purchasers may engage in hedging activities in accordance with all applicable laws at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Warrant Shares deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted.  The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(ii)                        Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

(jj)                    Stock Option Plans.  Except as set forth on Schedule 3.1(jj), as of the date hereof, no stock options have been granted, nor any commitments made to grant stock options, under the Stock Option Plan, and neither the Company nor any Subsidiary has ever had an option plan other than the Stock Option Plan.

(kk)                Office of Foreign Assets Control.  Neither the Company nor any Subsidiary  nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(ll)                        Health Regulatory Matters.  The Company and its Subsidiaries have complied in all material respects with all statutes and regulations related to the research, manufacture and sale of medical device products to the extent applicable to the Company’s and its Subsidiaries’ activities. Items manufactured or under investigation by the Company and its Subsidiaries comply with all applicable manufacturing practices regulations and other requirements established by government regulators in the jurisdictions in which the Company or its Subsidiaries manufacture their products. To the Company’s knowledge, it is not and its Subsidiaries are not the subject of any investigation by any competent authority with respect to the development, testing, manufacturing and distribution of their products, nor has any investigation, prosecution, or other enforcement action been threatened by any regulatory agency. Neither the Company nor any of its Subsidiaries has received from any regulatory agency any letter or other document asserting that the Company or any Subsidiary has violated any statute or regulation enforced by that agency with respect to the development, testing, manufacturing and distribution of their products. To the Company’s knowledge, research conducted by or for the Company and its Subsidiaries has complied in all material respects with all applicable legal requirements. To the Company’s knowledge, research involving human subjects conducted by or for the Company and its Subsidiaries has been conducted in compliance in all respects with all applicable statutes and regulations governing the protection of human subjects and not involved any investigator who has been disqualified as a clinical investigator by any regulatory agency or has been found by any agency with jurisdiction to have engaged in scientific misconduct.

(mm)                          FDA.  Except as set forth on Schedule 3.12(mm), as to each product subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by the Company or any of its Subsidiaries (each such product, a “FDA Product”), such FDA Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company in compliance with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.  There is no pending, completed or, to the Company’s knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any FDA Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any FDA Product, (iii) imposes a clinical hold on any clinical investigation by the Company or any of its Subsidiaries, (iv) enjoins production at any facility of the Company or any of its Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with the Company or any of its Subsidiaries, or (vi) otherwise alleges any violation of any laws, rules or regulations by the Company or any of its Subsidiaries, and which, either individually or in the aggregate, would have a Material Adverse Effect.   Except as set forth on Schedule 3.12(mm), the properties, business and operations of the Company have been and are being conducted in accordance with all applicable laws, rules and regulations of the FDA, except for any such non-compliance that would not reasonably be expected to have a Material Adverse Effect.  The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Company nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by the Company.

(nn)                Reporting Company/Shell Company.  The Company is a publicly-held company subject to reporting obligations pursuant to Sections 12(g) and 13 of the Exchange Act.  Pursuant to the provisions of the Exchange Act, except as set forth on Schedule 3.1(nn), the Company has timely filed all reports and other materials required to be filed by the Company thereunder with the SEC during the preceding twelve months.  As of the Closing Date, the Company is not a “shell company” but is a “former shell company” as those terms are employed in Rule 144 under the Securities Act.

3.2                          Representations and Warranties of the Purchasers.  Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein):

(a)                       Organization; Authority.  The address of the residence or principal offices of such Purchaser is set forth on the signature page hereto executed by such Purchaser and such address is not located in the Province of Ontario, Canada. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser.  Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)                       Own Account.  Such Purchaser understands that the Securities are “restricted securities” in the United States and Canada and have not been registered or qualified under the Securities Act or any other applicable Securities Law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any other applicable Securities Law, has no present intention of distributing any of such Securities and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to a registration statement or otherwise in compliance with applicable Securities Laws).  Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c)                        Purchaser Status.  At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each Closing Date and as of each date on which it exercises any Warrants, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act (“Accredited Investor”) or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.  Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d)                                 Experience of Such Purchaser.  Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)                        General Solicitation.  Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)                         Confidentiality.  Other than to other Persons party to this Agreement, such Purchaser has maintained the confidentiality of all confidential, proprietary or non-public disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

(g)                        Disclosure of Information.  Such Purchaser has had the opportunity to receive all additional information related to the Company requested by it and to ask questions of, and receive answers from, the Company regarding the Company and the terms and conditions of this offering of the Securities.  Such Purchaser has also had access to copies of the SEC Reports.

(h)                                       Canadian Restrictions.  Each Purchaser acknowledges that the Securities have not been qualified for sale in Ontario or Canada and each Purchaser, severally and not jointly with the other Purchasers, agrees with the Company that the Securities shall not be offered, sold or traded directly or indirectly to any Person, to its knowledge, in the Yukon Territory or Canada before the date that is four months and one day after the later of (i) the original issuance of such Shares or Warrants, and (ii) the date the Company became a reporting issuer in any province or territory of Canada, unless such offer, sale or trade is to an “accredited investor” as such term is defined under National Instrument 45-106 Prospectus and Registration Exemptions .

(i)                                           Certain Fees.  Other than as provided in Section 3.1(s), the Company and its Subsidiaries shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons engaged by a Purchaser for brokerage or finder’s fees, commissions or due diligence fees in connection with the transactions contemplated by the Transaction Documents.

The Company acknowledges and agrees that the representations contained in Section 3.2 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1                          Transfer Restrictions.

(a)                       Warrants.  The Warrants shall be issued in registered form.  The Company shall keep at its principal executive office registers in which the Company shall provide for the registration and transfer of the Warrants.  The Securities may only be disposed of in compliance with applicable Securities Laws.  In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.  As a condition of such transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the other applicable Transaction Documents and shall have the rights and obligations of a Purchaser under this Agreement.

(b)                       Legend.  The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

[NEITHER] THIS SECURITY [NOR THE SECURITIES [FOR] WHICH THIS SECURITY IS EXERCISABLE] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  TO THE EXTENT PERMITTED BY APPLICABLE SECURITIES LAWS, THIS SECURITY [AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that, to the extent permitted under applicable Securities Laws, a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and the other applicable Transaction Documents and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities into the name of the pledgees or secured parties, in their respective capacities as such.  Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith.  Further, no notice shall be required of such pledge.  At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities.

(c)                        Removal of Legend.  Certificates evidencing the Shares and Warrant Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof), (i) following any sale of such Shares or Warrant Shares pursuant to Rule 144, or (ii) if such Shares or Warrant Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and Warrant Shares and without volume or manner-of-sale restrictions, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).  The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly for any Security after the Removal Date if required by the Transfer Agent to effect the removal of the legend hereunder.  If all or any portion of the Shares are included in, or a Warrant is exercised at a time when there is, an effective registration statement to cover the resale of such Shares and Warrant Shares (and the Purchaser provides the Company or the Company’s counsel with any reasonable certifications requested by the Company with respect to future sales of such Shares or Warrant Shares) or the Shares or Warrant Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information and any other limitations or requirements set forth in Rule 144, including, without limitation, volume or manner-of-sale restrictions, or if a legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Shares will be reissued without the legend and Warrant Shares shall be issued free of all legends. The Company agrees that following the Removal Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than seven Trading Days following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing Shares or Warrant Shares, as the case may be, issued with a restrictive legend, together with any reasonable certifications requested by the Company, the Company’s counsel or the Transfer Agent (such seventh Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4. Certificates for Securities subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System through its Deposit or Withdrawal at Custodian system (“DWAC”) as directed by such Purchaser if the Transfer Agent is then a participant in such system and either (i) there is an effective registration statement permitting the resale of such Securities by the Purchaser (and the Purchaser provides the Company or the Company’s counsel with any requested certifications with respect to future sales of such Securities) or (ii) the shares are eligible for resale by the Purchaser without volume limitations or manner-of-sale restrictions and may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) of the Securities Act.

(d)                       Delayed Legend Removal.  In addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Shares or Warrant Shares (based on the greater of the VWAP of the Common Stock on the date such Securities are submitted to the Transfer Agent or the purchase price of such Shares and Warrant Shares) delivered for removal of the restrictive legend and subject to Section 4.1(c), $10 per Trading Day (increasing to $20 per Trading Day seven (7) Trading Days after such damages have begun to accrue) for each Trading Day after the second Trading Day following the Legend Removal Date until such certificate is delivered without a legend. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(e)                        Permitted Sales.  Each Purchaser, severally and not jointly with the other Purchasers, agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act and other applicable Securities Laws, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

(e)                      DWAC. In lieu of delivering physical certificates representing the unlegended shares, upon request of a Purchaser, so long as the certificates therefor do not bear a legend and the Purchaser is not obligated to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to electronically transmit the unlegended shares by crediting the account of Purchaser’s prime broker with the Depository Trust Company through its Deposit Withdrawal At Custodian system, provided that the Company’s Common Stock is DTC eligible and the Company’s transfer agent participates in the Deposit Withdrawal at Custodian system. Such delivery must be made on or before the Legend Removal Date.

(f)                       Injunction. In the event a Purchaser shall request delivery of unlegended shares as described in this Section 4.1 and the Company is required to deliver such unlegended shares, the Company may not refuse to deliver unlegended shares based on any claim that such Purchaser or anyone associated or affiliated with such Purchaser has not complied with Purchaser’s obligations under the Transaction Documents, or for any other reason, unless, an injunction or temporary restraining order from a court, on notice, restraining and or enjoining delivery of such unlegended shares shall have been sought and obtained by the Company and the Company has posted a surety bond for the benefit of such Purchaser in the amount of the greater of (i) 120% of the amount of the aggregate purchase price of the Shares and Warrant Shares which is subject to the injunction or temporary restraining order, or (ii) the VWAP of the Common Stock on the trading day before the issue date of the injunction multiplied by the number of unlegended shares to be subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Purchaser to the extent Purchaser obtains judgment in Purchaser’s favor.

(g)                      Buy-In.  In addition to any other rights available to Purchaser, if the Company fails to deliver to a Purchaser unlegended shares as required pursuant to this Agreement and after the Legend Removal Date the Purchaser, or a broker on the Purchaser’s behalf, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of the shares of Common Stock which the Purchaser was entitled to receive in unlegended form from the Company (a “Buy-In”), then the Company shall promptly pay in cash to the Purchaser (in addition to any remedies available to or elected by the Purchaser) the amount, if any, by which (A) the Purchaser’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate purchase price of the shares of Common Stock delivered to the Company for reissuance as unlegended shares together with interest thereon at a rate of 15% per annum accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).  For example, if a Purchaser purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 of purchase price of Shares delivered to the Company for reissuance as unlegended shares, the Company shall be required to pay the Purchaser $1,000, plus interest, if any. The Purchaser shall provide the Company written notice indicating the amounts payable to the Purchaser in respect of the Buy-In.

4.2                          Furnishing of Information; Public Information.

(a)                       Until the earliest of the time that (i) no Purchaser owns any outstanding Securities, (ii) the Warrants have expired, or (iii) five (5) years after the Final Closing Date, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

(b)                            At any time during the period commencing from the 6 month anniversary of the date hereof and ending on the later of (i) 24 months after the Final Closing Date, or (ii) until any Warrant is not outstanding, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) then, in addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to two percent (2.0%) of the aggregate Subscription Amount of such Purchaser’s Securities on the day of a Public Information Failure and on every thirtieth (30th) day (prorated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required  for the Purchasers to transfer the Shares and Warrant Shares pursuant to Rule 144.  The payments to which a Purchaser shall be entitled pursuant to this Section 4.2(b) are referred to herein as “Public Information Failure Payments”.  Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred, and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured.  In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) until paid in full.  Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Public Information Failure, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4.3                          Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities by the Company in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.4                          Securities Laws Disclosure; Publicity.  The Company shall file a Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission not later than the fourth Trading Day after each Closing Date.  From and after the filing of such Form 8-K, the Company represents to the Purchasers that it shall have publicly disclosed all material, non-public information delivered to any of the Purchasers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents.  The Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except:  (a) as required by federal securities law in connection with (i) any registration statement and (ii) the filing of final Transaction Documents (including signature pages thereto) with the Commission, and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (b).

4.5                          Non-Public Information.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any other Person acting on its behalf, will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have entered into a written agreement with the Company regarding the confidentiality and use of such information.  The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

4.6                          Use of Proceeds.  The Company will use the net proceeds to the Company from the sale of the Shares and Warrants hereunder as set forth on Schedule 4.6.  The Company shall not use such proceeds: (a) for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) for the redemption of any Common Stock or Common Stock Equivalents, (c) for the settlement of any outstanding litigation, (d) in violation of the law, including FCPA or OFAC or (e) for the development of new products not substantially related to the Company’s current products in production or development as of the date hereof.

4.7                          Indemnification of Purchasers.   Subject to the provisions of this Section 4.7, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of Securities Laws or any conduct by such Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance).  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such Purchaser Party’s counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel for all Purchaser Parties.  The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents or any violations by such Purchaser Party of applicable Securities Laws or any conduct by such Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance.  The indemnification required by this Section 4.7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred.  The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

4.8                          Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement (other than Section 4.14 but only to the extent the number of shares of Common Stock issuable under Section 4.14 is not known) and Warrant Shares pursuant to any exercise of the Warrants (such amount being the “Required Minimum”).  If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time, as soon as possible and in any event not later than the 75th day after such date.

4.9                          Listing of Common Stock. The Company hereby agrees to use commercially reasonable efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed, and concurrently with each Closing, the Company shall apply to list or quote all of the Shares and Warrant Shares on such Trading Market and promptly secure the listing of all of the Shares and Warrant Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Shares and Warrant Shares, and will take such other action as is necessary to cause all of the Shares and Warrant Shares to be listed or quoted on such other Trading Market as promptly as possible.  The Company will then take all action necessary to continue the listing or quotation and trading of its Common Stock on a Trading Market until the later of (i) three years after the Final Closing Date, and (ii) for so long as the Warrants are outstanding, and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market until the later of (y) three years after the Final Closing Date, and (z) for so long as the Warrants are outstanding.  In the event the aforedescribed listing is not continuously maintained until three years after the Final Closing Date and for so long as the Warrants are outstanding (a “Listing Default”), then in addition to any other rights the Purchasers may have hereunder or under applicable law, on the first day of a Listing Default and on each monthly anniversary of each such Listing Default date (if the applicable Listing Default shall not have been cured by such date) until the applicable Listing Default is cured, the Company shall pay to each Purchaser an amount in cash, as partial liquidated damages and not as a penalty, equal to 2% of the aggregate Subscription Amount and purchase price of Warrant Shares held by such Purchaser on the day of a Listing Default and on every thirtieth day (pro-rated for periods less than thirty days) thereafter until the date such Listing Default is cured.  If the Company fails to pay any liquidated damages pursuant to this Section in a timely manner, the Company will pay interest thereon at a rate of 1.5% per month (pro-rated for partial months) to the Purchaser.

4.10                   Stock Option Plan.   Until twenty-four (24) months after the Initial Closing Date, the Company may only increase the number of shares available for issue under the Stock Option Plan, or amend the Stock Option Plan to issue shares pursuant to the Stock Option Plan in an amount not in excess of the amount of shares of Common Stock equal to the maximum amount of shares of Common Stock issuable under the Stock Option Plan as set forth in part (a) of the definition of Exempt Issuance. The foregoing restriction shall terminate on the twenty-fourth (24th) month anniversary of the Initial Closing Date.  With regard to the stock option described in part (a) of the definition of Exempt Issuance, the Company may reprice such outstanding stock options and grant options with an exercise price lower than the fair market value of the Common Stock on the date of grant provided such grants and repricing of the stock options are only for current board members or employees of the Company.

4.11                        Equal Treatment of Purchasers.  No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the Purchasers that are parties to such Transaction Document. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.12                        Participation in Future Financing.

(a)                                 From the date hereof until the date that is the 12 month anniversary of the Initial Closing Date, upon any proposed issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents for cash consideration, Indebtedness or a combination of cash consideration and Indebtedness, other than (i) a rights offering to all holders of Common Stock, (ii) an underwritten public offering of Common Stock or Common Stock Equivalents, (iii) the rights granted to holders of Common Stock pursuant to the 2013 Securities Purchase Agreement, or (iv) an Exempt Issuance, (a “Subsequent Financing”), the Purchasers that still own outstanding Securities shall have the right to participate in up to an amount of the Subsequent Financing equal to 50% of the Subsequent Financing (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing.

(b)                                 At least five (5) Trading Days prior to the closing of the Subsequent Financing, the Company shall deliver to each Purchaser that still owns outstanding Securities a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Purchaser if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”).  Upon the request of a Purchaser that still owns outstanding Securities, and only upon a request by such Purchaser, for a Subsequent Financing Notice, the Company shall promptly, but no later than one (1) Trading Day after such request, deliver a Subsequent Financing Notice to such Purchaser.  The requesting Purchaser shall be deemed to have acknowledged that the Subsequent Financing Notice may contain material non-public information.  The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

(c)                                  Any Purchaser that still owns outstanding Securities desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the fifth (5th) Trading Day after all of the Purchasers that still own outstanding Securities have received the Pre-Notice that such Purchaser is willing to participate in the Subsequent Financing, the amount of such Purchaser’s participation, and representing and warranting that such Purchaser has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice.  If the Company receives no such notice from a Purchaser as of such fifth (5th) Trading Day, such Purchaser shall be deemed to have notified the Company that it does not elect to participate.

(d)                                 If by 5:30 p.m. (New York City time) on the fifth (5th ) Trading Day after all of the Purchasers that still own outstanding Securities have received the Pre-Notice, notifications by the Purchasers of their willingness to participate in the Subsequent Financing (or to cause their designees who at the time are Accredited Investors to participate) is, in the aggregate, equal to or less than the aggregate amount of the Participation Maximum, then the Company may effect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

(e)                                  If by 5:30 p.m. (New York City time) on the fifth (5th) Trading Day after all of the Purchasers have received the Pre-Notice, the Company receives responses to a Subsequent Financing Notice from Purchasers seeking to purchase more than the aggregate amount of the Participation Maximum, each such Purchaser shall have the right to purchase its Pro Rata Portion (as defined below) of the Participation Maximum.  “Pro Rata Portion” means the ratio of (y) the Subscription Amount of Shares and Warrants purchased hereunder by a Purchaser participating under this Section 4.12 and (z) the sum of the aggregate Subscription Amounts of Securities purchased hereunder by all Purchasers participating under this Section 4.12.

(f)                                   The Company must provide the Purchasers with a second Subsequent Financing Notice, and the Purchasers will again have the right of participation set forth above in this Section 4.12, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within forty-five (45) Trading Days after the date of the initial Subsequent Financing Notice.

(g)                                  The Company and each Purchaser agree that if any Purchaser elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision whereby such Purchaser shall be required to agree to any restrictions on trading as to any of the Securities purchased hereunder (for avoidance of doubt, the securities purchased in the Subsequent  Financing shall not be considered securities purchased hereunder) or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of such Purchaser.

(h)                                 Notwithstanding anything to the contrary in this Section 4.12 and unless otherwise agreed to by such Purchaser, the Company shall either confirm in writing to such Purchaser that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that such Purchaser will not be in possession of any material, non-public information, by the tenth (10th) Business Day following delivery of the Subsequent Financing Notice.  If by such tenth (10th) Business Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by such Purchaser, such transaction shall be deemed to have been abandoned and such Purchaser shall not be deemed to be in possession of any material, non-public information with respect to the Company or any of its Subsidiaries.

4.13                        Acknowledgment of Dilution.  The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions.  The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Shares and Warrant Shares pursuant to the Transaction Documents, are unconditional and absolute, but subject to the terms and conditions of the Transaction Documents, and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.14                        Purchase Price Reset. From the date of this Agreement until the later of 24 months after (i) the Initial Closing Date, or (ii) the public announcement of FDA approval for RenalGuard, for sale in the United States, following the conclusion of US pivotal clinical trials (the “Protection Period”), in the event that the Company issues or sells any shares of Common Stock or any Common Stock Equivalent (calculated on an as converted, as exercised basis) pursuant to which shares of Common Stock may be acquired at a price less than the Per Share Purchase Price (a “Share Dilutive Issuance”) (adjusted as described in Section 5.23), then the Company shall promptly issue additional shares of Common Stock to the Purchasers who held outstanding Shares on the date of such Share Dilutive Issuance, for no additional consideration, in an amount sufficient that (a) the aggregate Subscription Amount paid at the Initial Closing and the Subsequent Closing, if any, for such outstanding Shares held by Purchasers on the date of such Share Dilutive Issuance (whether or not such Purchasers were the Purchasers at the Initial Closing or the Subsequent Closing, if any), when divided by (x) the sum of (i) the total number of outstanding Shares held by the Purchasers on the date of such Share Dilutive Issuance, (ii) any other shares of Common Stock then or theretofore issued in respect of such outstanding Shares (by stock split, stock dividend or otherwise) that resulted in an adjustment to the Per Share Purchase Price referred to above pursuant to Section 5.23, and (iii) all Additional Shares issued with respect to such outstanding Shares held by the Purchasers on the date of such Share Dilutive Issuance that were issued as a result of Share Dilutive Issuances that occurred prior to such Share Dilutive Issuance, will equal the price per share of Common Stock in such Share Dilutive Issuance, (each such adjustment, a “Share Dilution Adjustment”, and such shares, the “Additional Shares”).   The Additional Shares to be issued in a Share Dilution Adjustment shall be issued by the Company to the Purchasers who held outstanding Shares on the date of the applicable Share Dilutive Issuance (in proportion to the number of such Shares held by such Purchasers on the date of such Share Dilutive Issuance).  Such Share Dilution Adjustment shall be made successively whenever such an issuance is made. Such Additional Shares must be delivered to the applicable Purchasers not later than the date the Share Dilutive Issuance occurs.

From the date of this Agreement until the end of the Protection Period, in the event that the Company issues or sells any shares of Common Stock or any Common Stock Equivalent (calculated on an as converted, as exercised basis) pursuant to which shares of Common Stock may be acquired at a price less than the exercise price per share of Common Stock that was paid during the Protection Period by a Purchaser upon exercise of a Warrant (a “Warrant Dilutive Issuance”) (adjusted as described in Section 5.23), then the Company shall promptly issue additional shares of Common Stock to the Purchasers who on the date of such Warrant Dilutive Issuance held the issued Warrant Shares that were issued upon such exercise, for no additional consideration, in an amount sufficient that (a) the aggregate exercise price paid for such issued Warrant Shares held by the Purchasers on the date of such Warrant Dilutive Issuance (whether or not such Purchasers were the Purchasers who exercised such Warrant), when divided by (x) the sum of (i) the total number of such issued Warrant Shares held by the Purchasers on the date of such Warrant Dilutive Issuance, (ii) any other shares of Common Stock then or theretofore issued in respect of such issued Warrant Shares (by stock split, stock dividend or otherwise) that resulted in an adjustment to the exercise price referred to above pursuant to Section 5.23, and (iii) all Additional Warrant Shares issued with respect to such issued Warrant Shares held by the Purchasers on the date of such Warrant Dilutive Issuance that were issued as a result of Warrant Dilutive Issuances that occurred prior to such Warrant Dilutive Issuance, will equal the price per share of Common Stock in such Warrant Dilutive Issuance, (each such adjustment, a “Warrant Dilution Adjustment”, and such shares, the “Additional Warrant Shares”).   The Additional Warrant Shares to be issued in a Warrant Dilution Adjustment shall be issued by the Company to the Purchasers who held the applicable issued Warrant Shares on the date of the applicable Warrant Dilutive Issuance (in proportion to the number of such issued Warrant Shares held by such Purchasers on the date of such Warrant Dilutive Issuance).  Such Warrant Dilution Adjustment shall be made successively whenever such an issuance is made. Such Additional Warrant Shares must be delivered to the applicable Purchasers not later than the date the Warrant Dilutive Issuance occurs.

Notwithstanding the foregoing, this Section 4.14 shall not apply in respect of an Exempt Issuance.  No adjustment shall be made hereunder which would require the Purchaser to surrender any shares to the Company.  The holder of outstanding Additional Shares and Additional Warrant Shares is granted the same rights and benefits as a holder of outstanding Shares pursuant to the Transaction Documents, except the rights and benefits of this Section 4.14 and except that such rights and benefits shall not apply to a holder of outstanding Additional Shares or Additional Warrant Shares after such outstanding Additional Share or Additional Warrant Share has been irrevocably sold pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 without further restrictions or conditions to transfer pursuant to Rule 144.

4.15        Most Favored Nation Provision.  From the date hereof until the earlier of (i) such time as no Purchaser holds any outstanding Securities and (ii) the end of the Protective Period, in the event that the Company issues or sells any Common Stock, if a Purchaser then holding outstanding Securities reasonably believes that any of the terms and conditions appurtenant to such issuance or sale (other than price and excluding the duration alone of terms and conditions) are more favorable to such investors than are the terms and conditions granted to the Purchasers hereunder, upon notice to the Company by such Purchaser within five Trading Days after disclosure of such issuance or sale, the Company shall amend the terms of this transaction as to such Purchaser only so as to give such Purchaser the benefit of such more favorable terms or conditions.  This Section 4.15 shall not apply with respect to an Exempt Issuance, and shall not apply in respect of any rights offering to all holders of Common Stock. The Company shall provide each Purchaser with notice of any such issuance or sale in the manner for disclosure of Subsequent Financings set forth in Section 4.12.

4.16        DTC Program.  At all times that Warrants are outstanding, the Company will employ as the transfer agent for the Common Stock and Warrant Shares a participant in the Depository Trust Company Automated Securities Transfer Program and cause the Common Stock to be transferable pursuant to such program.

4.17        Form D; Blue Sky Filings.  The Company agrees to timely file a Form D with respect to the sale of the Securities by the Company under this Agreement as required under Regulation D. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

4.18        Shareholder Rights Plan.  No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.19        Exercise Procedure.  The form of Notice of Exercise included in the Warrants sets forth the totality of the procedures required of the Purchasers in order to exercise the Warrants.  No additional legal opinion, other information or instructions shall be required of the Purchasers to exercise their Warrants.  The Company shall honor exercises of the Warrants and shall deliver Warrant Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.20        Variable Rate Transaction.  From the date hereof until the later of (i) the date that is the one year anniversary of the Final Closing Date and (ii) such time as not more than 15% of the originally issued Warrants remains outstanding, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents for cash consideration (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock other than in connection with a stock split or similar event, or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price.   Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.   Notwithstanding the foregoing, this Section 4.20 shall not apply in respect of (i) any rights offering to all holders of Common Stock, or (ii) any Exempt Issuance, except that no Variable Rate Transaction shall be an Exempt Issuance.  This Section 4.20 shall not prohibit the Right to Shares Letter Agreements between the Issuer and each of GCP IV, LLC, Alpha Capital Anstalt, Barry Honig and GRQ Consultants, Inc. 401K as originally executed, the Palladium Warrants or the securities issued or issuable upon exercise of such rights or the Palladium Warrants.

4.21        Certain Transactions and Confidentiality. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales, of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly disclosed or required to be disclosed, whichever occurs first, in the Form 8-K described in Section 4.4.  Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed or required to be publicly disclosed, whichever occurs first, by the Company in such Form 8-K, such Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents and the Disclosure Schedules.  Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (i) no Purchaser shall be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable Securities Laws, and (ii) no Purchaser shall have any duty of confidentiality to the Company or its Subsidiaries after the filing of such Form 8-K or after the date such Form 8-K is required to have been filed, whichever occurs first.  Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

4.22        Capital Changes.  Until the one year anniversary of the Initial Closing Date, the Company shall not undertake a reverse or forward stock split or reclassification of the Common Stock without the prior written consent of the Purchasers holding a majority of each of the outstanding Shares and Warrants.

4.23        Piggy-Back Registrations. If at any time after the Initial Closing Date there is not an effective registration statement covering all of the issued Shares and Warrant Shares and the Company determines to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, but excluding Forms S-4 or S-8 and similar forms which do not permit such registration, then the Company shall send to each holder of any of the issued Securities written notice of such determination and, if within fifteen calendar days after receipt of such notice, any such holder shall so request in writing, the Company shall include in such registration statement all or any part of the issued Shares, and Warrant Shares such holder requests to be registered and which inclusion of such Shares and Warrant Shares will be subject to customary underwriter cutbacks applicable to all holders of registration rights and minimum cutbacks in accordance with guidance provided by the Securities and Exchange Commission (including, but not limited to, Rule 415). The obligations of the Company under this Section may be waived by any holder of any of the Securities entitled to registration rights under this Section 4.23.  The holders whose Shares and Warrant Shares are included or required to be included in such registration statement are granted the same rights, benefits, liquidated or other damages and indemnification granted to other holders of securities included in such registration statement. In no event shall the liability of any holder of Securities or permitted successor in connection with any Shares and Warrant Shares included in any such registration statement be greater in amount than the dollar amount of the net proceeds actually received by such Purchaser upon the sale of the Shares and Warrant Shares sold pursuant to such registration or such lesser amount in proportion to all other holders of Securities included in such registration statement. All expenses incurred by the Company in complying with Section 4.23, including, without limitation, all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the FINRA, transfer taxes, and fees of transfer agents and registrars, are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called “Selling Expenses.” The Company will pay all Registration Expenses in connection with the registration statement under Section 4.23. Selling Expenses in connection with each registration statement under Section 4.23 shall be borne by the holder and will be apportioned among such holders in proportion to the number of Shares included therein for a holder relative to all the securities included therein for all selling holders, or as all holders may agree. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Shares and Warrant Shares of a particular Purchaser that such Purchaser shall furnish to the Company in writing such information and representation letters, including a completed form of a securityholder questionnaire, with respect to itself and the proposed distribution by it as the Company may reasonably request to assure compliance with federal and applicable state securities laws.

4.24        Purchaser’s Exercise Limitations.  The Company shall not effect any exercise of the rights granted to each Purchaser in Sections 2.4, 4.12 and 4.15 of this Agreement, and a Purchaser shall not have the right to exercise any such right, pursuant to Section 2.4, 4.12, 4.15 or otherwise, to the extent that after giving effect to the exercise of such rights as set forth on the applicable Exercise Notice, the Purchaser (together with the Purchaser’s Affiliates, and any other Persons acting as a group together with the Purchaser or any of the Purchaser’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Purchaser and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of the option with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of the option beneficially owned by the Purchaser or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other  Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Purchaser or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 4.24, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Purchaser that the Company is not representing to the Purchaser that such calculation is in compliance with Section 13(d) of the Exchange Act and the Purchaser is solely responsible for any schedules required to be filed in accordance therewith.   To the extent that the limitation contained in this Section 4.24 applies, the determination of whether the option is exercisable (in relation to other securities owned by the Purchaser together with any Affiliates) and of which portion of the option is exercisable shall be in the sole discretion of the Purchaser, and the submission of an Exercise Notice shall be deemed to be the Purchaser’s determination of whether the option is exercisable (in relation to other securities owned by the Purchaser together with any Affiliates) and of which portion of the option is exercisable, in each case subject to the Beneficial Ownership Limitation.  To ensure compliance with this restriction, a Purchaser will be deemed to represent to the Company when it delivers an Exercise Notice that such Exercise Notice has not violated the restrictions set forth in this paragraph, and the Company shall have no obligation to verify or confirm the accuracy of such determination.   In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 4.24, in determining the number of outstanding shares of Common Stock, a Purchaser may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Purchaser, the Company shall within two Trading Days confirm orally and in writing to the Purchaser the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Purchaser or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 9.99%, unless a Purchaser elects on its signature page hereto a different amount for its own Beneficial Ownership Limitation (which shall also apply to and supercede the corresponding Beneficial Ownership Limitation as same relates to the Warrants issued to such electing Purchaser) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the option.  The Purchaser, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4.24, provided that the Beneficial

Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the option held by the Purchaser and the provisions of this Section 4.24 shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4.24 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of the option right.  In the event the limitations in this Section 4.24 would prevent the exercise of a Purchaser’s rights under Sections 2.4, 4.12 or 4.26, then such Purchaser may exercise all such rights and comply with all obligations applicable thereto except that the delivery of Common Stock will be deferred until such time as such Purchaser provides notice to the Company that such Purchaser may receive or beneficially own such Common Stock which exceeds the Beneficial Ownership Limitation without exceeding the then applicable Beneficial Ownership Limitation.

4.25        Maintenance of Property.  The Company shall keep all of its property, which is necessary or useful to the conduct of its business, in good working order and condition, ordinary wear and tear excepted.

4.26        Preservation of Corporate Existence.  The Company shall preserve and maintain its corporate existence, rights, privileges and franchises in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary in view of its business or operations and where the failure to qualify or remain qualified might reasonably have a Material Adverse Effect upon the financial condition, business or operations of the Company taken as a whole.

4.27        D&O Insurance.  Within ninety (90) days following the Final Closing Date, the Company shall increase its existing directors and officers insurance coverage to an amount at least equal to $6,000,000.

ARTICLE V.

MISCELLANEOUS

5.1         Termination.  This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice given at any time to the Company, if the Initial Closing has not been consummated on or before September 18, 2013; provided, however, that such termination will not affect the right of any party to sue for any breach by any other party (or parties).  In the event of any termination by a Purchaser under this Section 5.1, the Company shall promptly (and in any event within two (2) Business Days of such termination) send a Subscription Termination Notice (as defined in the Escrow Agreement) to the Escrow Agent with respect to all of such Purchaser’s subscription amount.

5.2         Fees and Expenses.  Except as expressly set forth in the Transaction Documents and on Schedule 3.1(s) to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  Except as set forth in the Warrants, the Company shall pay all Transfer Agent fees, stamp taxes and other similar taxes and duties levied in connection with the delivery of any Securities to the Purchasers. At the Initial Closing the Company agrees to pay pursuant to the Escrow Agreement reasonable legal and Escrow Agent fees of G&M in the amount of $20,000, counsel to some of the Purchasers, incurred in connection with the negotiation, preparation, execution and delivery of the Transaction Documents.

5.3         Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4         Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: PLC Systems Inc., 459 Fortune Boulevard, Milford,  MA 01757, Attn: Mark R. Tauscher, President and CEO, facsimile: (508) 541-7990, with a copy by fax only to (which shall not constitute notice): Gennari Aronson, LLP, 300 First Avenue, Needham, MA 02494, Attn: Neil H. Aronson, Esq., Fax: 781-719-9853, (ii) if to the Purchasers, to: the addresses and fax numbers indicated on the signature pages hereto, with an additional copy by fax only to (which shall not constitute notice): Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, New York 11581, facsimile: (212) 697-3575, and (iii) if to Palladium Capital Advisors, LLC, 230 Park Avenue, Suite 539, New York, NY 10169, Fax: (646) 390-6328.

5.5         Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, (i) by the Company and (ii) (w) in the case of an amendment with respect to the Shares, by the Purchasers holding at least sixty percent (60%) in interest of the Shares then outstanding, (x) in the case of an amendment with respect to the Warrants or issuable Warrant Shares, by the Purchasers holding at least sixty percent (60%) in interest of the Warrants then outstanding, (y) in the case of an amendment with respect to the issued Warrant Shares, by the Purchasers holding at least sixty percent (60%) in interest of the issued Warrant Shares then outstanding , and (z) in the case of an amendment with respect to the Securities, by the Purchasers holding at least sixty percent (60%) in interest of the Securities then outstanding (calculated on an as converted, as exercised basis) or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought; provided that none of the conditions in Section 2.3(b) and 2.6(b) may be waived, modified, supplemented or amended as against any one Purchaser without the prior written consent of such Purchaser.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6         Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger).  Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any outstanding Securities in accordance with Section 4.1 and also, in the case of the Warrants, Section 4 of the Warrants, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.8         No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.7.

5.9         Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then in addition to the obligations of the Company under Section 4.7, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10      Survival.  The representations and warranties contained herein shall survive the Closing and the delivery of the Securities at the Closings for the applicable statute of limitations.

5.11      Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13      Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that in the case of a rescission of an exercise of a Warrant, the applicable Purchaser shall be required to return any shares of Common Stock subject to any such rescinded exercise notice concurrently with the return to such Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of such Purchaser’s right to acquire such shares pursuant to such Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

5.14      Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon surrender and cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft, destruction, or mutilation, and of the ownership of such Security.  The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity and bonds) associated with the issuance of such replacement Securities.

5.15      Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16      Payment Set Aside.  To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17      Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereof or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.  Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents.  For reasons of administrative convenience only, each Purchaser and its respective counsel have chosen to communicate with the Company through G&M.  G&M does not represent all of the Purchasers.  The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers.  It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

5.18        Liquidated Damages.  The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts due thereunder have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.19      Saturdays, Sundays, Holidays, etc.     If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.20       Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.21        Usury.  To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any

Transaction Document.  Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate.  It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the Initial Closing Date thereof forward, unless such application is precluded by applicable law.  If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.

5.22      WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

5.23            Equitable Adjustment.  Trading volume amounts, price/volume amounts and similar figures in the Transaction Documents shall be equitably adjusted (but without duplication) to offset the effect of stock splits, similar events and as otherwise described in this Agreement and Warrants.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PLC SYSTEMS INC.		Address for Notice:

459 Fortune Boulevard
Milford, MA 01757
Fax: (508) 541-7990

By:	/s/ Gregory W. Mann
Name:	Gregory W. Mann
Title:	Chief Financial Officer

With a copy to (which shall not constitute notice):

Gennari Aronson, LLP
300 First Avenue
Needham, MA 02494
Attn: Neil H. Aronson, Esq.
Fax: 781-719-9853

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO PLC SYSTEMS INC.

SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Address for Notice of Purchaser:

Address for Delivery of Common Stock and Warrants for Purchaser (if not same as address for notice):

Initial Closing Subscription Amount: US$

Initial Closing Shares:

Initial Closing Warrants:

Subsequent Closing Subscription Amount: US$

Subsequent Closing Shares:

Subsequent Closing Warrants:

EIN Number, if applicable, will be provided under separate cover:

Beneficial Ownership Limitation:                   %